Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Incentive Plan of BioCryst Pharmaceuticals, Inc. of our reports dated March 15, 2011, with respect to the financial statements of BioCryst Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

August 4, 2011